Exhibit 99(a)

News release

---------------AT THE COMPANY---------------

Lynn Afendoulis
Director, Corporate Communications
(616) 365-1502

FOR IMMEDIATE RELEASE
WEDNESDAY, October 15, 2014

UFPI Q3 2014 earnings up 36.5 percent, sales up 9.5 percent; reports EPS of $0.96
--Increased sales in all markets, margin improvements drive results --
–Company increases annual dividend by more than 90 percent–

GRAND RAPIDS, Mich., Oct. 15, 2014 – Universal Forest Products, Inc. (Nasdaq: UFPI) today announced third-quarter 2014 results, including net earnings attributable to controlling interests of $19.2 million, up 36.5 percent over $14.1 million in the third quarter of 2013. Earnings per diluted share were $0.96 in the third quarter of 2014, up from $0.71 for the same period last year. Net sales grew in all three markets to total $713.5 million in the third quarter of 2014, up 9.5 percent over $651.8 million in the third quarter of 2013. Earnings attributable to controlling interests for the third quarter of 2014 included a net gain of $700,000 on the sale of certain assets.

“We experienced solid sales growth in each of our markets, and we continued to improve operational efficiencies and maintain our focus on profitability. The third quarter saw profitable growth and progress toward many of our longer-term goals,” said CEO Matthew J. Missad. “Our teams are executing their plans, and their excellent performance clearly shows in the financial results.  I am proud of their efforts to create value in this economy.”

Missad noted that the Company’s Board of Directors approved an increase to the Company’s dividend at its October 15, 2014 meeting.

--more--

UFPI   Page 2

“Due to the strength of our earnings, our solid balance sheet and our optimism, we have decided to return capital to our shareholders while still pursuing our growth goals,” Missad said. “Our board approved an increase in the December 2014 dividend payment, from $0.21 per share to $0.40 per share.”

Missad noted that the Company can support the new dividend rate while retaining ample capital for organic growth and acquisitions. He stated that, in many instances, recent acquisition multiples have been at levels that challenge the ability to create value for shareholders. He added that the Company continues to actively pursue acquisitions as well as reinvest in plants as part of its organic growth goals.

Lumber prices affect the Company’s selling prices, and in the third quarter of 2014, the composite lumber price was up 10.7 percent over the previous year, offset partially by an 18 percent decline in OSB prices in the third quarter of 2014. The Company estimates that higher overall lumber prices raised its selling prices and sales by six percent.

By market, the Company posted the following third-quarter 2014 gross sales results:

Retail: $272.5 million, an increase of 10 percent over the third quarter of 2013.  Universal saw increased sales to big box and independent customers alike. Unit sales were up five percent, which was in line with expectations. The Company attributes the increased sales to a better repair-and-remodel market demand and slight increases in housing starts. Big box retailers saw increases in same-store sales during the period.  Universal realized margin improvements in this market, due to better operational efficiencies and enhanced product mix with new product sales in the quarter.

Industrial: $211.3 million, an increase of 13 percent over the same period of 2013. Sales to this market continued a path of sustainable growth, with increased sales to existing customers. This remains a healthy market with solid growth opportunities for the Company with both existing and new customers.

Construction, $239.8 million, up six percent over the third quarter of 2013.  Results in this market reflect the Company’s focus on sustainable business and more selective pricing strategies. Sales to this market continued to be negatively impacted by the vertical integration of one of the Company’s largest manufactured housing customers and by a drop in prices of OSB during the third quarter. The diversification of markets within UFP continues to improve as the Company becomes less dependent on housing starts for sales growth.  In fact, the percent of residential construction sales to total sales has declined from its peak in 2006 of 31.6 percent to the current 12.8 percent.

--more--

UFPI   Page 3
CONFERENCE CALL

Universal Forest Products will conduct a conference call to discuss information included in this news release and related matters at 8:30 a.m. ET on Thurs., Oct. 16, 2014. The call will be hosted by CEO Matthew J. Missad and CFO Michael Cole, and will be available for analysts and institutional investors domestically at (877) 415-3179 and internationally at (857) 244-7322. Use conference pass code 20099464. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a webcast at http://www.ufpi.com. A replay of the call will be available through Nov. 15, 2014, domestically at (888) 286-8010 and internationally at (617) 801-6888. Use replay pass code 83042564.

UNIVERSAL FOREST PRODUCTS, INC.

Universal Forest Products, Inc. is a holding company that provides capital, management and administrative resources to subsidiaries that supply wood, wood composite and other products to three robust markets:
retail, construction and industrial.  Founded in 1955, the Company is headquartered in Grand Rapids, Mich., with affiliates throughout North America. For more about Universal Forest Products, go to www.ufpi.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

# # #

UFPI   Page 4

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED
SEPTEMBER 2014/2013

	Quarter Period				Year to Date
(In thousands, except per share data)	2014		2013		2014		2013

NET SALES	$713,489	100%	$651,780	100%	$2,040,239	100%	$1,944,711	100.0%

COST OF GOODS SOLD	623,903	87.4	573,491	88.0	1,787,652	87.6	1,729,027	88.9

GROSS PROFIT	89,586	12.6	78,289	12.0	252,587	12.4	215,684	11.1

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	59,936	8.4	53,020	8.1	172,835	8.5	154,348	7.9
ANTI-DUMPING DUTY ASSESSMENTS	-	-	887	0.1	1,600	0.1	887	-

NET GAIN ON DISPOSITION AND IMPAIRMENT OF ASSETS [1]	(2,570)	(0.4)	(145)	-	(3,418)	(0.2)	(253)	-

EARNINGS FROM OPERATIONS	32,220	4.5	24,527	3.8	81,570	4.0	60,702	3.1

OTHER EXPENSE, NET	552	0.1	982	0.2	1,963	0.1	2,969	0.2

EARNINGS BEFORE INCOME TAXES	31,668	4.4	23,545	3.6	79,607	3.9	57,733	3.0

INCOME TAXES [1]	11,176	1.6	8,530	1.3	29,000	1.4	20,589	1.1

NET EARNINGS	20,492	2.9	15,015	2.3	50,607	2.5	37,144	1.9

LESS NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTEREST [1]	(1,258)	(0.2)	(924)	(0.1)	(2,369)	(0.1)	(2,057)	(0.1)

NET EARNINGS ATTRIBUTABLE TO CONTROLLING INTEREST	$19,234	2.7	$14,091	2.2	$48,238	2.4	$35,087	1.8

EARNINGS PER SHARE - BASIC	$0.96		$0.71		$2.40		$1.76

EARNINGS PER SHARE - DILUTED	$0.96		$0.71		$2.40		$1.76

COMPREHENSIVE INCOME	20,001		15,767		49,869		36,828

LESS COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(1,317)		(1,106)		(2,330)		(2,098)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$18,684		$14,661		$47,539		$34,730

1 Included within net gain on disposition and impairment of assets for the third quarter of 2014 was a gain on the sale of certain property totaling $2.7 million completed by a 50% owned subsidiary of the Company.  After considering the $1.35 million noncontrolling interest of this gain and income taxes, net earnings attributable to controlling interest was approximately $700,000 higher as a result of these transactions.

SUPPLEMENTAL SALES DATA
	Quarter Period			Year to Date
Market Classification	2014	2013	%	2014	2013	%
Retail	$272,469	$247,182	10%	$823,861	$768,174	7%
Industrial	211,344	186,385	13%	585,211	539,213	9%
Construction	239,812	227,093	6%	660,962	663,795	0%
Total Gross Sales	723,625	660,660	10%	2,070,034	1,971,182	5%
Sales Allowances	(10,136)	(8,880)		(29,795)	(26,471)
Total Net Sales	$713,489	$651,780		$2,040,239	$1,944,711

UFPI   Page 5

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
SEPTEMBER 2014/2013

(In thousands)
ASSETS	2014	2013	LIABILITIES AND EQUITY	2014	2013

CURRENT ASSETS			CURRENT LIABILITIES
Cash and cash equivalents	$26,184	$5,151	Accounts payable	99,008	85,520
Restricted cash	720	720	Accrued liabilities	93,933	78,820
Accounts receivable	257,235	241,990
Inventories	273,665	232,209
Other current assets	27,591	29,483

TOTAL CURRENT ASSETS	585,395	509,553	TOTAL CURRENT LIABILITIES	192,941	164,340

OTHER ASSETS	16,227	14,312
INTANGIBLE ASSETS, NET	168,825	170,301	LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	84,700	84,700
			OTHER LIABILITIES	42,758	41,072
PROPERTY, PLANTAND EQUIPMENT, NET	245,036	239,347	EQUITY	695,084	643,401

TOTAL ASSETS	$1,015,483	$933,513	TOTAL LIABILITIES AND EQUITY	$1,015,483	$933,513

UFPI   Page 6

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED
SEPTEMBER 2014/2013

(In thousands)	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$50,607	$37,144
Adjustments to reconcile net earnings attributable to controlling interest to net cash from operating activities:
Depreciation	24,241	22,333
Amortization of intangibles	1,743	1,880
Expense associated with share-based compensation arrangements	1,445	1,442
Excess tax benefits from share-based compensation arrangements	(2)	(8)
Expense associated with stock grant plans	81	49
Deferred income taxes (credit)	127	(83)
Equity in earnings of investee	(246)	(152)
Net gain on sale of property, plant and equipment	(3,418)	(253)
Changes in:
Accounts receivable	(76,642)	(79,849)
Inventories	14,754	11,261
Accounts payable and cash overdraft	25,078	19,336
Accrued liabilities and other	32,760	34,580
NET CASH FROM OPERATING ACTIVITIES	70,528	47,680

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(31,676)	(32,108)
Proceeds from sale of property, plant and equipment	6,463	1,319
Acquisitions, net of cash received	(7,135)	(9,296)
Advances of notes receivable	(2,229)	(1,990)
Collections of notes receivable and related interest	983	1,441
Cash restricted as to use	-	6,111
Other, net	(95)	28
NET CASH FROM INVESTING ACTIVITIES	(33,689)	(34,495)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facilities	192,475	251,801
Repayments under revolving credit facilities	(192,475)	(262,891)
Debt issuance costs	(11)	(15)
Proceeds from issuance of common stock	297	839
Distributions to noncontrolling interest	(1,710)	(1,460)
Dividends paid to shareholders	(4,214)	(3,977)
Repurchase of common stock	(4,772)	-
Excess tax benefits from share-based compensation arrangements	2	8
NET CASH FROM FINANCING ACTIVITIES	(10,408)	(15,695)

Effect of exchange rate changes on cash	(247)	14
NET CHANGE IN CASH AND CASH EQUIVALENTS	26,184	(2,496)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	-	7,647

CASH AND CASH EQUIVALENTS, END OF PERIOD	$26,184	$5,151

SUPPLEMENTAL INFORMATION:
Interest paid	$2,475	$2,850
Income taxes paid	26,605	6,780